Exhibit 99.1

Hexcel Reports 2008 First Quarter Results

First Quarter 2008 Highlights

  Record sales of $344.5 million and record operating income of $36.4 million result in net income of $23.2 million, $0.24 per diluted share ($0.23 adjusted for one time items) versus $0.15 last year.
  B787 content range increased to $1.3 - $1.6 million per aircraft.
  Reaffirming 2008 earnings guidance, but now expect upper end of the range.

STAMFORD, Conn.--(BUSINESS WIRE)--Hexcel Corporation (NYSE: HXL):

Summary of Results from Continuing Operations
	Quarter Ended March 31,
(In millions, except per share data)	2008	2007	% Change

Net Sales	$344.5	$282.6	21.9%
Operating Income	36.4	29.9	21.7%
Net Income	23.2	14.8	56.8%
Diluted net income per common share	$0.24	$0.15

Non-GAAP Measures for y-o-y comparisons:
Adjusted Operating Income (table C)	$39.7	$31.0	28.1%
As a % of sales	11.5%	11.0%
Adjusted Net Income (table D)	22.4	14.8	51.4%
Adjusted diluted net income per share	$0.23	$0.15

Hexcel Corporation (NYSE: HXL), today reported results for the first quarter of 2008. Net sales from continuing operations during the quarter were $344.5 million, 21.9% higher than the $282.6 million reported for the first quarter of 2007. Operating income for the first quarter was $36.4 million, compared to $29.9 million for the same quarter last year. The 2008 operating income included $2.7 million of pension settlement expense associated with the termination of Hexcel’s U.S. defined benefit pension plan. Net income from continuing operations for the first quarter of 2008 was $23.2 million, or $0.24 per diluted share, compared to $14.8 million or $0.15 per diluted share in 2007. Adjusted net income from continuing operations for the first quarter of 2008 was $0.23 per share, which excludes the one-time items of the termination of Hexcel’s U.S. defined pension plan and the $2.5 million reversal of valuation allowances against U.S. deferred tax assets (see table D).

Chief Executive Officer Comments

Mr. Berges commented, “This was a strong start for 2008 and continues the momentum from the second half of 2007. Sales and adjusted operating income for the quarter were again at record levels, and we’re well on our way to hitting our full year guidance as our adjusted diluted earnings per share (excluding the one-time items) for the quarter was a solid $0.23, as compared to $0.15 last year.”

“Sales for commercial aerospace were up sharply across the board, a total of 29.6% in constant currency over the first quarter of 2007; limiting our ability to serve other industrial markets for the third quarter in a row. We are accelerating our plans for adding capacity to support what we now see as the continued strong demand. We are now making first fiber on our new Spanish line, and have begun to qualify product from our new German and French prepreg plants. We expect each of them to cover their incremental costs in the second half of this year. The new China prepreg plant for wind energy and our next carbon fiber line are expected to begin production by October. We are now targeting the remaining tranche of our previously announced carbon fiber and precursor capacity to come on line in the second half of next year versus the original 2010 target.”

“We are in discussions with all of our customers who serve the B787 to understand their demand plans for the coming quarters. While it’s too early to comment on the impact of the delay to our sales, we have updated our estimated sales content per B787 to now be in the $1.3 – $1.6 million range, up from prior estimates of $1.0 - $1.3 million. A380 sales continued their steady recovery though they are still below the levels in the first half of 2006. Despite the recent negative news about U.S. airline profitability and the economy in general, Airbus and Boeing continue to expand their huge backlog with reported first quarter orders exceeding deliveries by 2.5 times.”

“We are reaffirming all of our guidance targets including operating margins of 12 – 12.5% even though sales inflated by current exchange rates could depress the ratio and the B787 schedule impact is likely to reduce our near term outlook for that program. We now expect our full year earnings to be at the high end of the $0.90-$0.95 range.”

Markets

Commercial Aerospace

  Commercial aerospace sales of $191.9 million grew 33.3% (29.6% in constant currency) for the quarter over first quarter 2007. Sales to Airbus and its subcontractors grew over 35% in the quarter and were about equal to the total sales from Boeing and its subcontractors.
  Sales to “other aerospace” which includes a wide range of aircraft producers as a group were up over 25% for the fifth consecutive quarter as both regional jets and turboprop build rates have been strong.

Industrial

  Industrial sales of $78.3 million for the first quarter of 2008 had trends generally consistent with those of the second half of 2007 with sales other than wind energy down from the prior year due to soft winter recreation sales and capacity constraints. On a constant currency basis, industrial sales were down 4.9% for the quarter compared to first quarter 2007, but essentially flat sequentially.
  Wind energy revenue had strong double digit growth both sequentially and year over year as new prepreg capacity is now coming on line in our Austrian operations. We now expect wind to be more than 50% of our industrial segment sales for the year.

Space & Defense

  Space & Defense sales of $74.3 million for the quarter were 10.9% higher compared to the first quarter of 2007 in constant currency. In the aggregate, this market performed as expected with continued strength in global rotorcraft sales which now account for almost half of this segment.

Exchange rate impacts

  With the average dollar to the Euro rate about 14% weaker in the first quarter of 2008 as compared to 2007, the impact of exchange rates on this quarter’s results are significant. There are several impacts to Hexcel; our European aerospace sales are primarily denominated in dollars, but have a significant portion of their costs in Euros and GBP; more than one-third of our total sales are denominated in Euros and GBP, so the weakening dollar causes these sales (and their related costs and profits) to translate higher; and we have overhead costs, capital expenditures, working capital accounts, etc. denominated in Euros and GBPs that all translate into higher balances as the dollar weakens. Our guidance included a net-after-hedging reduction of operating income in 2008 by over $5 million as compared to 2007. But should the dollar continue to weaken as it has this quarter, every 5% move of the dollar results in an increase in annualized sales of approximately $25 million and operating income decrease of about $1 million.
  These impacts, of course, reduce our gross margin and operating income percentages. The difference in exchange rates lowered this quarter’s total company gross margin by about 150 basis points and operating income by over 100 basis points as compared to last year.

Operations

  Gross margin decreased to 23.3% for the quarter compared to 25.3% for the first quarter of 2007. The benefits of higher volume were offset by the impact of exchange rates and about $3 million of incremental costs and start-up activities associated with the new facilities in Spain, France, Germany and China.
  All of the above expansion costs and almost all of the exchange exposure is in our Composite Materials segment who provide materials to wind energy and to our European commercial aerospace customers. This segment’s adjusted operating income of 15.6% would have been over 17% on a constant dollar basis and about 18% excluding the new plant costs. While we have little control over currency swings, we expect the incremental costs of all but the China plant to be at least break-even at the operating level for the second half of 2008.
  Adjusted operating income for our Engineered Products segment increased to 12.0% as compared to 8.8% in 2007. Last year’s results were impacted by the start-up and research and technology costs associated with the development and qualification of our new HexMC® products

Tax

  The tax provision was $9.6 million for the first quarter of 2008 which included a $2.5 million benefit from the reversal of valuation allowances against U.S. deferred tax assets. Excluding this benefit, the effective tax rate for the quarter was 38.5%. We continue to review strategies to improve our tax efficiency.

Cash

  Total debt, net of cash as of March 31, 2008 was $345.3 million, an increase of $57.5 million (see table F) during the quarter. Approximately $35 million of the increase was in accounts receivable as a result of the higher sales. Other uses of cash during the first quarter included the final cash contributions to the U.S. defined pension plan and annual cash incentive awards, as well as other working capital needs arising from sales growth.
  Capital spending for the quarter was $43.9 million compared to $15.6 in the first quarter of 2007, primarily due to the accelerated progress being made on our fiber expansion plans. High first quarter capital spending, as well as additions to inventory for growing sales contributed to the increase in accounts payable.
  We completed the termination of the U.S. defined benefit pension plan, which resulted in a $2.7 million charge during the quarter and $6.4 million in cash contributions to the plan. In total, the charges for the termination were $12.1 million with cash contributions to the plan of just under $10 million. The anticipated savings is approximately $2 million per year in pension costs.

Hexcel will host a conference call at 10:00 A.M. ET, tomorrow, April 22, 2008 to discuss the first quarter results and respond to questions. The telephone number for the conference call is (913) 312-0693 and the confirmation code is 9942911. The call will be simultaneously hosted on Hexcel’s web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.

Hexcel Corporation is a leading advanced composites company. It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications such as wind turbine blades.

Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the market segments we serve (including growth in commercial aerospace revenues, the estimates and expectations based on aircraft production rates made publicly available by Boeing and Airbus, the revenues we may generate from an aircraft model or program, the impact of delays in new aircraft programs, the outlook for space & defense revenues including rotorcraft applications and the trend in wind energy, recreation and other industrial applications); our focus on maintaining and improving margins; the expected impact of currency exchange rates; and our expectations of 2008 earnings per share. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changing market conditions, increased competition, product mix, inability to achieve planned manufacturing improvements and cost reductions, conditions in the financial markets and changes in currency exchange rates, environmental regulations and tax codes. Additional risk factors are described in our filings with the SEC. We do not undertake an obligation to update our forward-looking statements to reflect future events.

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
	Unaudited
	Quarter Ended March 31,
(In millions, except per share data)	2008	2007
Net sales	$344.5	$282.6
Cost of sales	264.4	211.1

Gross margin	80.1	71.5

Selling, general and administrative expenses	31.9	31.0
Research and technology expenses	8.5	9.5
Business consolidation and restructuring expenses	0.6	1.1
Other operating expense (a)	2.7	—

Operating income	36.4	29.9

Interest expense, net	5.0	5.7
Non-operating expense (b)	—	0.4

Income from continuing operations before income taxes,
equity in earnings and discontinued operations	31.4	23.8
Provision for income taxes (c)	9.6	10.0

Income from continuing operations before equity in
earnings and discontinued operations	21.8	13.8
Equity in earnings from affiliated companies	1.4	1.0

Net income from continuing operations	23.2	14.8
Income from discontinued operations, net of tax	—	1.9
Gain on sale of discontinued operations, net of tax	—	6.8
Net income	$23.2	$23.5

Basic net income per common share:

Continuing operations	$0.24	$0.16
Discontinued operations	—	0.09
Net income per common share	$0.24	$0.25
Diluted net income per common share:

Continuing operations	$0.24	$0.15
Discontinued operations	—	0.09
Net income per common share	$0.24	$0.24
Weighted-average common shares:

Basic	96.1	94.0
Diluted	97.7	96.1

(a) Other operating expense, for the quarter ended March 31, 2008 relates to the termination of our U.S. defined benefit plan.

(b) Non-operating expense for the quarter ended March 31, 2007 is the accelerated amortization of deferred financing costs as a result of prepayments of the Company’s bank term loan with the net proceeds from asset sales.

(c) Provision for income taxes for the quarter ended March 31, 2008 includes a $2.5 million benefit from the reversal of valuation allowances against U.S. deferred tax assets.

Hexcel Corporation and Subsidiaries Condensed Consolidated Balance Sheets
	Unaudited
(In millions)	March 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$26.4	$28.1
Accounts receivable, net	237.7	192.8
Inventories, net	202.4	179.4
Prepaid expenses and other current assets	27.2	34.7
Total current assets	493.7	435.0

Property, plant and equipment	920.0	858.8
Less accumulated depreciation	(433.4)	(415.7)
Net property, plant and equipment	486.6	443.1

Goodwill and other intangible assets, net	57.1	56.8
Investments in affiliated companies	18.8	17.5
Deferred tax assets	87.9	88.7
Other assets	19.6	19.4
Total assets	$1,163.7	$1,060.5

Liabilities and Stockholders' Equity
Current liabilities:
Notes payable and current maturities of capital lease obligations	$0.6	$0.4
Accounts payable	162.8	144.2
Accrued liabilities	77.2	99.7
Total current liabilities	240.6	244.3

Long-term notes payable and capital lease obligations	371.1	315.5
Other non-current liabilities	83.5	73.1
Total liabilities	695.2	632.9

Stockholders' equity:
Preferred stock, no par value, 20.0 shares authorized, no shares
issued or outstanding	—	—
Common stock, $0.01 par value, 200.0 shares authorized, 97.8 shares issued at March 31, 2008 and 97.6 shares issued at December 31, 2007	1.0	1.0
Additional paid-in capital	519.5	513.3
Accumulated deficit	(74.2)	(97.4)
Accumulated other comprehensive income	45.1	32.6
	491.4	449.5
Less – Treasury stock, at cost, 1.8 shares at March 31, 2008 and December 31, 2007	(22.9)	(21.9)
Total stockholders' equity	468.5	427.6
Total liabilities and stockholders' equity	$1,163.7	$1,060.5

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
	Unaudited
	Year to Date Ended March 31,
(In millions)	2008	2007

Cash flows from operating activities
Net income	$23.2	$23.5
Results from discontinued operations, net of tax	—	8.7
Net income from continuing operations	23.2	14.8

Reconciliation to net cash provided by (used for) operating activities:
Depreciation and amortization	11.0	9.7
Amortization of debt discount and deferred financing costs	0.4	0.4
Deferred income taxes	5.6	5.4
Business consolidation and restructuring expenses	0.6	1.1
Business consolidation and restructuring payments	(1.5)	(2.1)
Equity in earnings from affiliated companies	(1.4)	(1.0)
Share-based compensation	5.2	4.9
Excess tax benefits on share-based compensation	(0.4)	(1.6)
Loss on early retirement of debt	—	0.4

Changes in assets and liabilities:
Increase in accounts receivable	(35.3)	(17.2)
Increase in inventories	(15.4)	(14.1)
Decrease in prepaid expenses and other current assets	4.6	1.6
Decrease in accounts payable/accrued liabilities	(13.3)	(15.2)
Other – net	2.0	2.5
Net cash used for operating activities	(14.7)	(10.4)

Cash flows from investing activities
Capital expenditures	(43.9)	(15.6)
Net proceeds from sale of discontinued operations	—	25.0
Investment in affiliated companies	—	(2.0)
Net cash (used for) provided by investing activities	(43.9)	7.4

Cash flows from financing activities
Borrowings from senior secured credit facility - revolver, net	55.7	45.0
Repayments of senior secured credit facility – term B loan	—	(35.8)
Repayments of capital lease obligations and other debt, net	(0.1)	—
Activity under stock plans	(0.3)	3.3
Net cash provided by financing activities	55.3	12.5
Net cash used for operating activities, discontinued operations	—	(1.5)
Net cash used for investing activities, discontinued operations	—	(0.7)
Effect of exchange rate changes on cash and cash equivalents	1.6	0.5
Net (decrease) increase in cash and cash equivalents	(1.7)	7.8
Cash and cash equivalents at beginning of period	28.1	25.7
Cash and cash equivalents at end of period	$26.4	$33.5

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market Segment
Quarters Ended March 31, 2008 and 2007				(Unaudited)		Table A
(In millions)	As Reported			Constant Currency (a)
Market Segment	2008	2007	B/(W) %	FX Effect (b)	2007	B/(W) %
Commercial Aerospace	$191.9	$144.0	33.3	$4.1	$148.1	29.6
Industrial	78.3	74.1	5.7	8.2	82.3	(4.9)
Space & Defense	74.3	64.5	15.2	2.5	67.0	10.9
Consolidated Total	$344.5	$282.6	21.9	$14.8	$297.4	15.9

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	55.7	51.0			49.8
Industrial	22.7	26.2			27.7
Space & Defense	21.6	22.8			22.5
Consolidated Total	100.0	100.0			100.0

(a) To assist in the interpretation of our net sales trend, total net sales and sales by market for the quarter ended March 31, 2007 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2008 and are referred to as “constant currency” sales.

(b) FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information			(Unaudited)	Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
First Quarter 2008
Net sales to external customers	$277.9	$66.6	$—	$344.5
Intersegment sales	11.0	0.3	(11.3)	—
Total sales	288.9	66.9	(11.3)	344.5
Operating income (loss)	44.4	8.0	(16.0)	36.4
% Operating margin	15.4%	12.0%		10.6%
Depreciation and amortization	9.9	1.1	—	11.0
Business consolidation and restructuring expenses	0.6	—	—	0.6
Stock-based compensation expense	1.1	0.2	3.9	5.2
Capital expenditures	42.3	0.6	1.0	43.9
First Quarter 2007
Net sales to external customers	$230.1	$52.5	$—	$282.6
Intersegment sales	9.9	0.7	(10.6)	—
Total sales	240.0	53.2	(10.6)	282.6
Operating income (loss)	36.9	4.9	(11.9)	29.9
% Operating margin	15.4%	9.2%		10.6%
Depreciation and amortization	8.8	0.9	—	9.7
Business consolidation and restructuring expenses	1.3	(0.2)	—	1.1
Stock-based compensation expense	1.7	0.3	2.9	4.9
Capital expenditures	14.3	0.5	0.8	15.6

(a) We do not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP and Non-GAAP Operating Income	Table C
	Unaudited
	Quarter Ended March 31,
(In millions)	2008	2007

GAAP operating income	$36.4	$29.9
- Business Consolidation & Restructuring Expense	0.6	1.1
- Pension Settlement Expense	2.7	—
Non-GAAP Operating Income	$39.7	$31.0
% of Net Sales	11.5%	11.0%
Includes:
- Stock Compensation Expense	$5.2	$4.9
Hexcel Corporation and Subsidiaries
Reconciliation of GAAP and Non-GAAP Net Income from Continuing Operations			Table D
	Unaudited
	Quarter Ended March 31,
	2008		2007
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS

GAAP net income from continuing operations	$23.2	$0.24	$14.8		$0.15
- Pension Settlement Expense (net of tax)	1.7	0.02	—		—
- Tax adjustments (a)	(2.5)	(0.03)	—		—
Non-GAAP net income from continuing operations	$22.4	$0.23	$14.8		$0.15

(a) First quarter 2008 tax adjustment includes a $2.5 million benefit from the reversal of valuation allowances against U.S. deferred tax assets.

Management believes that adjusted operating income and adjusted net income, which are non-GAAP measurements, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of Hexcel’s liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Net Income from Continuing Operations Per Common Share	Table E
Unaudited
	Quarter Ended March 31,
(In millions, except per share data)	2008	2007

Basic net income from continuing operations per common share:
Net income from continuing operations	$23.2	$14.8
Weighted average common shares outstanding	96.1	94.0

Basic net income from continuing operations per common share	$0.24	$0.16

Diluted net income from continuing operations per common share:
Net income from continuing operations	$23.2	$14.8
Weighted average common shares outstanding – Basic	96.1	94.0

Plus incremental shares from assumed conversions:
Restricted stock units	0.3	0.5
Stock Options	1.3	1.6
Weighted average common shares outstanding – Dilutive	97.7	96.1

Diluted net income from continuing operations per common share	$0.24	$0.15
Hexcel Corporation
Schedule of Total Debt, Net of Cash			Table F
	Unaudited
	March 31,	December 30,	March 31,
(In millions)	2008	2007	2007

Notes payable and current maturities of capital lease obligations	$0.6	$0.4	$2.2
Long-term notes payable and capital lease obligations	371.1	315.5	419.4
Total Debt	371.7	315.9	421.6
Less: Cash and cash equivalents	(26.4)	(28.1)	(33.5)
Total debt, net of cash	$345.3	$287.8	$388.1

CONTACT:
Hexcel Corporation
Investors:
Wayne Pensky, 203-352-6839
wayne.pensky@hexcel.com
or
Media:
Michael Bacal, 203-352-6826
michael.bacal@hexcel.com